UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  February 21, 2007
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code  (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
          On February 21, 2007, Land O’Lakes, Inc., together with its wholly-owned subsidiary, Cheese & Protein International LLC (together, “LOL”), announced that they had entered into an asset sale and purchase agreement (the “Agreement”) with Saputo Cheese USA Inc. and Saputo Inc. (together “Saputo”). The Agreement sets forth the terms and conditions governing the expected sale of substantially all of the assets owned, leased and used in the conduct of the business of manufacturing, shredding, blending, selling, marketing and distributing mozzarella cheese, provolone cheese and dairy by-products conducted by LOL at its Cheese & Protein International facility located at 800 East Paige, Tulare, California and at its facility located at 1025 East Bardsley Avenue, Tulare, California (the “Business”). This Agreement does not impact LOL’s other Tulare, California plant located at 400 South M Street, which LOL will continue to operate.
          The Agreement also incorporates several ancillary documents including, but not limited to, a non-competition agreement whereby LOL would be prohibited for a period of up to five years, subject to certain exceptions, from marketing and distributing mozzarella and provolone cheese in markets other than the retail branded markets; a milk supply agreement, pursuant to which LOL would supply Saputo with the raw milk required to operate the Business; and a product off-take agreement, pursuant to which Saputo would purchase the mozzarella and provolone cheese produced by LOL at its Denmark, Wisconsin facility. All transactions contemplated in such agreements would be conducted at fair market prices. In exchange for the Business and the execution of the ancillary agreements, Saputo is scheduled to pay to LOL approximately $216 million in cash upon closing, subject to an adjustment based on inventory levels at that time (after deduction of related costs and the inventory adjustment, the “Net Proceeds”). Pending regulatory approval, closing is expected to occur in April 2007.
ITEM 8.01 OTHER EVENTS
          In conjunction with the sale of the Business outlined above, LOL also announced today that it completed an amendment to its Amended and Restated Five-Year Revolving Credit Facility (the “Credit Agreement”). Specifically, and subject to certain qualifications, the amendment allows LOL to sell the Business and permits LOL to use the net proceeds received from the sale for general corporate purposes without impacting the limitations set forth in the restricted payments provisions of the Credit Agreement.
          The indentures governing LOL’s 8.75% senior notes due 2011 and LOL’s 9.00% senior secured notes (together, the “Senior Indentures”) place certain limits on LOL’s ability to sell assets and govern LOL’s use of the proceeds received from permitted sales. When LOL disposes of an asset, the Senior Indentures require LOL to apply the net proceeds received from such sale as follows: first, to the mandatory or voluntary repayment of LOL’s bank indebtedness; second, to invest in additional assets within 270 days of receipt of the net proceeds; third, to make a par offer for the 8.75% notes and the 9% notes (together, the “Securities”); and fourth, for any general corporate purpose. Since LOL will not be electing, nor will it be required, to use the Net Proceeds to make any prepayments of its bank indebtedness, nor does it currently plan to use the Net Proceeds to invest in additional assets within 270 days of receipt thereof, the Company will be required to make a par offer for the Securities upon receipt of the Net Proceeds. From the commencement of the par offer until its expiration, the Net Proceeds will be held by U.S. Bank, N.A., the trustee under the Senior Indentures. Any Net Proceeds remaining after the completion of the par offer will be returned by the trustee to LOL.
          A copy of the related press release is attached hereto as Exhibit 99.1.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: February 21, 2007	/s/ Peter S. Janzen
Peter Janzen
Vice President and General Counsel

EXHIBIT INDEX
99.1	Press release dated February 21, 2006.